EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Marilynn Meek
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3773

ASHFORD PRIME COMPLETES SALE OF COURTYARD SEATTLE AND PROVIDES UPDATE ON SHARE REPURCHASES

DALLAS, July 5, 2016 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) announced today that it has completed its previously announced sale of the 250-room Courtyard Seattle Downtown/Lake Union for $84.5 million in cash ($338,000 per key). The Company realized approximately $15 million in net proceeds from the disposition following the repayment of approximately $65 million of debt and other transaction costs. The removal of this hotel with a trailing 12-month RevPAR of $157 from the Ashford Prime portfolio, which had a trailing 12-month RevPAR of $200, should increase the remaining portfolio RevPAR. Additionally, the transaction is expected to improve the Company’s leverage ratio.
The Company also announced that since the commencement of its recently implemented stock repurchase program it has repurchased approximately 2.4 million shares for an aggregate value of $32.1 million. This repurchase represents 8.4% of the Company’s outstanding common stock prior to the initiation of the share repurchase program.
“We are pleased to have completed the sale of the Courtyard Seattle at an attractive valuation for our shareholders,” said Douglas A. Kessler, Ashford Prime's President. “Additionally, we are making solid progress on the share repurchase program we announced as part of our strategic alternatives plan. We will continue to focus our efforts on maximizing value for our shareholders.”

Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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